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                                                                   April 2, 2001



Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester MA 01653


RE:  INHEIRITAGE ACCOUNT OF ALLMERICA FINANCIAL
     LIFE INSURANCE AND ANNUITY COMPANY
     FILE NO.'S:  33-70948 AND 811-8120

Gentlemen:

This opinion is furnished in connection with the filing by Allmerica Financial Life Insurance and Annuity Company (the "Company") of a Post-Effective Amendment to the Registration Statement on Form S-6 of its flexible premium second-to-die variable life insurance policies ("Policies") allocated to the Inheiritage Account under the Securities Act of 1933. The Prospectuses included in this Post-Effective Amendment to the Registration Statement describe the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Post-Effective Amendment to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix C of the Prospectuses, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 55 than to prospective purchasers of Policies for people at other ages or underwriting classes.

 I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment to the Registration Statement.

                                   Sincerely,


                                   /s/ Paul T. Engeriser

                                   Paul T. Engeriser, F.S.A., M.A.A.A.
                                   Vice President and Actuary